EXHIBIT 3.05
CERTIFICATE OF DESIGNATION
OF
7% NON-CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES J
OF
CITIGROUP INC.

pursuant to Section 151 of the
General Corporation Law of the State of Delaware

     Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that:
          1. The Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at fifteen billion (15,000,000,000) shares of common stock, par value $.01 per share, and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share.
          2. The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.
          3. Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors, by action duly taken on January 14, 2008, adopted resolutions (i) authorizing the issuance and sale of up to 275,000 shares of the Company’s preferred stock and (ii) authorizing the Preferred Stock Committee to approve the final form of certificates of designation to establish from time to time the number of shares to be included in each series of preferred stock and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.
          4. Therefore, pursuant to the authority conferred upon the Preferred Stock Committee by the Board of Directors, the Preferred Stock Committee, by action duly taken on January 18, 2008, adopted resolutions approving this final form of the Certificate of Designation of 7% Non-Cumulative Convertible Preferred Stock, Series J establishing the number of shares to be included in the series of Preferred Stock and fixing the designation, powers, preferences and rights of the shares of this Series J Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1. Designation.
     The designation of the series of preferred stock shall be “7% Non-Cumulative Convertible Preferred Stock, Series J” (the “Convertible Preferred Stock”). Each share of Convertible Preferred Stock shall be identical in all respects to every other share of Convertible Preferred Stock. Convertible Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and/or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.
Section 2. Number of Shares.
     The number of authorized shares of Convertible Preferred Stock shall be 9,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Convertible Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Convertible Preferred Stock.
Section 3. Definitions. As used herein with respect to Convertible Preferred Stock:
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Agent Members” has the meaning set forth in Section 23(c).
     “Base Price” has the meaning set forth in Section 10(a).
     “Board of Directors” has the meaning set forth in the recitals above.
     “Business Day” means any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or required by law or regulation to be closed.
     “Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the New York Stock Exchange on such date. If the Common Stock is not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized investment banking firm (unaffiliated with the Company) retained by the Company for this purpose.
     “Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.
     “Concurrent Securities” means the (i) Convertible Preferred Stock and (ii) $12,050,000,000 aggregate liquidation preference of additional series of convertible preferred stock of the Company being originally issued concurrently with, having the same terms as, and ranking equally with, the Convertible Preferred Stock in placements exempt from registration pursuant to Section 4(2) under the U.S. Securities Act of 1933, as amended.
     “Constituent Person” has the meaning set forth in Section 13(a).
     “Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Convertible Preferred Stock, and its successors and assigns.
     “Conversion at the Option of the Company Date” has the meaning set forth in Section 11(c).
     “Conversion Date” has the meaning set forth in Section 8(e).
     “Conversion Price” at any time means, for each share of Convertible Preferred Stock, a dollar amount equal to $50,000 divided by the Conversion Rate (initially approximately $31.62).
     “Conversion Rate” means for each share of Convertible Preferred Stock, 1,581.1757 shares of Common Stock, subject to adjustment as set forth herein.
     “Convertible Preferred Stock” shall have the meaning set forth in Section 1.
     “Current Market Price” per share of Common Stock on any day means the average of the VWAP per share of Common Stock on each of the 10 consecutive Trading Days ending on the earlier of the day in question and the day before the Ex-date or other specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in Section 12.
     “Depositary” means DTC or its nominee or any successor depositary appointed by the Company.
     “Dividend Payment Date” shall have the meaning set forth in Section 4(a).
     “Dividend Period” shall have the meaning set forth in Section 4(a).
     “Dividend Record Date” shall have the meaning set forth in Section 4(a).
     “Dividend Threshold Amount” shall have the meaning set forth in Section 12(a)(iv).
     “DTC” means The Depository Trust Company.
     “Ex-date” when used with respect to any issuance or distribution, means the first date on which the shares of Common Stock or other securities trade without the right to receive an issuance or distribution.

     “Exchange Property” has the meaning set forth in Section 13(a).
     “Expiration Time” has the meaning set forth in Section 12(a)(v).
     “Fundamental Change” has the meaning set forth in Section 10(a).
     “Global Preferred Stock” has the meaning set forth in Section 23(a).
     “Holder” means the Person in whose name the shares of the Convertible Preferred Stock are registered, which may be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Convertible Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.
     “Junior Stock” means the Common Stock and any other class or series of stock of the Company now existing or hereafter authorized over which Convertible Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.
     “Make-Whole Acquisition” means the occurrence, prior to any Conversion Date, of one of the following:
     (i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common equity of the Company representing more than 50% of the voting power of the outstanding Common Stock; or
     (ii) consummation of any consolidation or merger of the Company or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the property and assets of the Company to any Person other than one of the Company’s subsidiaries, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares of the Company immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving Person immediately after the transaction;
     provided, however, that a Make-Whole Acquisition will not be deemed to have occurred if at least 90% of the consideration received by holders of the Common Stock in the transaction or transactions consists of shares of common stock or depositary receipts in respect of common stock that are traded on a U.S. national securities exchange or securities exchange in the European Economic Area or that will be so traded when issued or exchanged in connection with a Make-Whole Acquisition.
     “Make-Whole Acquisition Conversion” has the meaning set forth in Section 9(a).
     “Make-Whole Acquisition Conversion Period” has the meaning set forth in Section 9(a).
     “Make-Whole Acquisition Effective Date” has the meaning set forth in Section 9(a).
     “Make-Whole Acquisition Stock Price” means the consideration paid per share of Common Stock in a Make-Whole Acquisition. If such consideration consists only of cash, the Make-Whole Acquisition Stock Price shall equal the amount of cash paid per share of Common

Stock. If such consideration consists of any property other than cash, the Make-Whole Acquisition Stock Price shall be the average of the Closing Price per share of Common Stock on each of the 10 consecutive Trading Days up to, but not including, the Make-Whole Acquisition Effective Date.
     “Make-Whole Shares” has the meaning set forth in Section 9(b).
     “Market Disruption Event” means any of the following events that has occurred:
     (i) any suspension of, or limitation imposed on, trading by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the Trading Day (a “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange, or otherwise relating to Common Stock or in futures or options contracts relating to the Common Stock on the Relevant Exchange;
     (ii) any event (other than an event described in clause (iii)) that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, futures or options contracts relating to the Common Stock on the Relevant Exchange; or
     (iii) the failure to open of the Relevant Exchange on which futures or options contracts relating to the Common Stock, are traded or the closure of such exchange prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by such exchange at least one hour prior to the earlier of the actual closing time for the regular trading session on such day, and the submission deadline for orders to be entered into such exchange for execution at the actual closing time on such day.
“Nonpayment” shall have the meaning set forth in Section 14(b)(i).
     “Notice of Conversion at the Option of the Company” has the meaning set forth in Section 11(c).
     “Officer” means the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer and Head of Corporate Finance, any Assistant Treasurer, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.
     “Officers’ Certificate” means a certificate signed (i) by the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller or the Chief Accounting Officer, and (ii) by the Treasurer and Head of Corporate

Finance, any Assistant Treasurer, the General Counsel and Corporate Secretary or any Assistant Secretary of the Company, and delivered to the Conversion Agent.
     “Parity Stock” means any class or series of stock of the Company hereafter authorized that ranks equally with the Convertible Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company.
     “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
     “Purchased Shares” has the meaning set forth in Section 12(a)(v).
     “Record Date” has the meaning set forth in Section 12(d).
     “Reference Price” means the price paid per share of Common Stock in a Fundamental Change. If the holders of shares of Common Stock receive only cash in the Fundamental Change, the Reference Price shall be the cash amount paid per share. Otherwise the Reference Price shall be the average of the Closing Price per share of Common Stock on each of the 10 Trading Days up to, but not including, the effective date of the Fundamental Change.
     “Registrar” means the Transfer Agent acting in its capacity as registrar for the Convertible Preferred Stock, and its successors and assigns.
     “Relevant Exchange” has the meaning set forth above in the definition of Market Disruption Event.
     “Reorganization Event” has the meaning set forth in Section 13(a).
     “Senior Stock” means any class or series of stock of the Company now existing or hereafter authorized which has preference or priority over the Convertible Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.
     “Trading Day” means, for purposes of determining a VWAP or Closing Price per share of Common Stock or a Closing Price, a Business Day on which the Relevant Exchange (as defined in the definition of Market Disruption Event) is scheduled to be open for business and on which there has not occurred or does not exist a Market Disruption Event.
     “Transfer Agent” means The Bank of New York acting as Transfer Agent, Registrar, paying agent and Conversion Agent for the Convertible Preferred Stock, and its successors and assigns.
     “Trust” shall have the meaning set forth in Section 6(d).
     “VWAP” per share of the Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg page C UN <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on the relevant Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Days determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Company) retained for this purpose by the Company).

Section 4. Dividends.
     (a) Rate. Holders shall be entitled to receive, if, as and when declared by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $50,000 per share of Convertible Preferred Stock, and no more, payable quarterly in arrears on each February 15, May 15, August 15 and November 15; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day (in either case, without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Convertible Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Convertible Preferred Stock will accrue on the liquidation preference of $50,000 per share at a rate per annum equal to 7%. The record date for payment of dividends on the Convertible Preferred Stock will be the fifteenth day of the calendar month immediately preceding the month during which the Dividend Payment Date falls or such other record date fixed by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable will be computed on the basis of a 360-day year of twelve 30-day months.
     (b) Non-Cumulative Dividends. If the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof does not declare a dividend on the Convertible Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and the Company will have no obligation to pay, and Holders shall have no right to receive, a dividend for that Dividend Period on the related Dividend Payment Date or at any future time, whether or not dividends on the Convertible Preferred Stock or any other series of preferred stock or common stock are declared for any subsequent Dividend Period with respect to Convertible Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Company. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.
     (c) Priority of Dividends. So long as any share of Convertible Preferred Stock remains outstanding, unless as to a Dividend Payment Date full dividends on all outstanding shares of the Convertible Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the Dividend Period then ending, the Company will not, and will cause its subsidiaries not to, during the next succeeding Dividend Period that commences on such Dividend Payment Date, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of Junior Stock, or make any guarantee payment with respect thereto, other than:
     (i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

     (ii) purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;
     (iii) as a result of an exchange or conversion of any class or series of Junior Stock for any other class or series of Junior Stock;
     (iv) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;
     (v) the purchase of Junior Stock by an investment banking subsidiary of the Company in connection with the distribution thereof; or
     (vi) the purchase of Junior Stock by any investment banking subsidiary of the Company in connection with market-making or other secondary market activities in the ordinary course of the business of such subsidiary.
     The foregoing restriction, however, will not apply to any Junior Stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid.
     Except as provided below, for so long as any share of Convertible Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Convertible Preferred Stock and any Parity Stock, all dividends declared upon shares of Convertible Preferred Stock and any Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share of Convertible Preferred Stock and accrued dividends for the then-current Dividend Period per share of any Parity Stock (including, in the case of any such Parity Stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.
     Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof, may be declared and paid on any Junior Stock and Parity Stock from time to time out of any assets legally available for such payment, and Holders will not be entitled to participate in those dividends.
     (e) Conversion Following A Record Date. If a Conversion Date for any shares of Convertible Preferred Stock is prior to the close of business on a Dividend Record Date for any declared dividend for the then-current Dividend Period, the Holder of such shares will not be entitled to any such dividend. If the Conversion Date for any shares of Convertible Preferred Stock is after the close of business on a Dividend Record Date for any declared dividend for the then-current Dividend Period, but prior to the corresponding Dividend Payment Date, the Holder of such shares shall be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the Dividend Payment Date. However, such shares, upon surrender for conversion, must be accompanied by funds equal to the dividend on such shares; provided that no such payment need be made (i) if the Company has issued a notice of redemption of the Convertible Preferred Stock, (ii) if the Company has issued a notice of conversion at its option of the Convertible Preferred Stock, or (iii) if a conversion is made in connection with a Make-Whole Acquisition or Fundamental Change, in each case in accordance with the terms hereof.
Section 5. Liquidation Rights.
     (a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Convertible Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $50,000 per share, plus any accrued dividends thereon from the last dividend payment date to, but excluding, the date of the liquidation, dissolution or winding up if and to the extent declared. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.
     (b) Partial Payment. If the assets of the Company are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all Holders and all holders of any Parity Stock, the amounts paid to the Holders and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.
     (c) Residual Distributions. If the respective aggregate liquidating distributions to which all Holders and all holders of any Parity Stock are entitled have been paid, the holders of Junior Stock shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.
     (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.
Section 6. Redemption.
     (a) Optional Redemption. The Company, at the option of its Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof, may redeem out of funds legally available therefor, in whole or in part, the shares of Convertible Preferred Stock at the time outstanding, on any Dividend Payment Date as to which the Company has declared a dividend in full on the Convertible Preferred Stock on or after the Dividend Payment Date on February 15, 2015, upon notice given as provided in Section 6(b) below, and at a redemption price equal to $50,000 per share.
     Notwithstanding the foregoing, the Company, at the option of its Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof, may redeem out of funds legally available therefor, at any time, in whole but not in part, the shares of Convertible Preferred Stock at the time outstanding if the aggregate liquidation preference of such shares is equal to 5% or less of the aggregate liquidation preference of the shares of Convertible Preferred Stock originally issued by the Company, upon notice as provided in Section 6(b) below, and at a redemption price equal to $50,000 per share, plus any accrued dividends thereon from the last dividend payment date to, but excluding, the date of redemption.
     (b) Notice of Redemption. Notice of every redemption of shares of Convertible Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Convertible Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Convertible Preferred Stock. Each notice shall state:
     (i) the redemption date;
     (ii) the number of shares of Convertible Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;
     (iii) the redemption price;
     (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and
     (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.
     Notwithstanding the foregoing, if the Convertible Preferred Stock is held in book-entry form through DTC, the Company may give such notice in any manner permitted by DTC.
     (c) Partial Redemption. In case of any redemption of only part of the shares of Convertible Preferred Stock at the time outstanding, the shares of Convertible Preferred Stock to be redeemed shall be selected pro rata from the Holders in proportion to the number of shares of Convertible Preferred Stock held by such Holders, by lot or in such other manner as the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Convertible Preferred Stock shall be redeemed from time to time.
     (d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, in trust for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.
     (e) Conversion Prior to Redemption. If the Convertible Preferred Stock has been called for redemption, a holder will be entitled to convert the Convertible Preferred Stock from the date of notice of the redemption until the close of business on the second Business Day immediately preceding the date of redemption.
     (f) Optional Redemption of Concurrent Securities. If the Company exercises its optional redemption right with respect to some or all of the series of the Concurrent Securities, then the Company will select among the various series with respect to which it will exercise its redemption right on a pro rata basis, by lot or in such other manner as the Board of Directors of the Company, the Preferred Stock Committee or any duly authorized committee thereof may determine to be fair and equitable.
Section 7. Right of the Holders to Convert.
     Each Holder shall have the right, at such Holder’s option, to convert all or any portion of such Holder’s Convertible Preferred Stock at any time into shares of Common Stock at the Conversion Rate per share of Convertible Preferred Stock (subject to the conversion procedures of Section 8), plus cash in lieu of fractional shares.

Section 8. Conversion Procedures.
     (a) Conversion Date. Effective immediately prior to the close of business on any applicable Conversion Date, dividends shall no longer be declared on any such converted shares of Convertible Preferred Stock and such shares of Convertible Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders to receive any declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to the terms hereof.
     (b) Rights Prior to Conversion. No allowance or adjustment, except pursuant to Section 12, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on any applicable Conversion Date. Prior to the close of business on any applicable Conversion Date, shares of Common Stock issuable upon conversion of, or other securities issuable upon conversion of, any shares of Convertible Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding shares of Convertible Preferred Stock.
     (c) Reacquired Shares. Shares of Convertible Preferred Stock duly converted in accordance with this Certificate of Designation, or otherwise reacquired by the Company, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. The Company may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Convertible Preferred Stock.
     (d) Record Holder as of Conversion Date. The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Convertible Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on any applicable Conversion Date. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Convertible Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company or, in the case of global certificates, through book-entry transfer through the Depositary.
     (e) Conversion Procedure. On the date of any conversion, if a Holder’s interest is in certificated form, a Holder must do each of the following in order to convert:
     (i) complete and manually sign the conversion notice provided by the Conversion Agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the Conversion Agent;
     (ii) surrender the shares of Convertible Preferred Stock to the Conversion Agent;

     (iii) if required, furnish appropriate endorsements and transfer documents;
     (iv) if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 24; and
     (v) if required, pay funds equal to any declared and unpaid dividend payable on the next Dividend Payment Date to which such Holder is entitled.
     If a Holder’s interest is a beneficial interest in a global certificate representing Convertible Preferred Stock, in order to convert a Holder must comply with clauses (iii) through (v) listed above and comply with the Depositary’s procedures for converting a beneficial interest in a global security. The date on which a Holder complies with the procedures in this clause (ii) is the “Conversion Date.” The Conversion Agent shall, on a Holder’s behalf, convert the Convertible Preferred Stock into shares of Common Stock, in accordance with the terms of the notice delivered by such Holder described in clause (i) above.
Section 9. Conversion Upon Make-Whole Acquisition.
     (a) Make-Whole Acquisition Conversion. In the event of a Make-Whole Acquisition, each Holder shall have the option to convert its shares of Convertible Preferred Stock (a “Make-Whole Acquisition Conversion”) during the period (the “Make-Whole Acquisition Conversion Period”) beginning on the effective date of the Make-Whole Acquisition (the “Make-Whole Acquisition Effective Date”) and ending on the date that is 30 days after the Make-Whole Acquisition Effective Date and receive an additional number of shares of Common Stock in the form of Make-Whole Shares as set forth in clause (b) below.
     (b) Number of Make-Whole Shares. The number of “Make-Whole Shares” shall be determined for the Convertible Preferred Stock by reference to the table below for the applicable Make-Whole Acquisition Effective Date and the applicable Make-Whole Acquisition Stock Price:

	Stock Price
Effective Date	$26.35	$29.00	$31.50	$34.00	$36.50	$39.00	$41.50	$45.00	$50.00	$55.00	$60.00	$70.00	$80.00

January 17, 2008	316.2351	239.9562	192.3527	160.0249	137.4450	121.0946	108.7753	95.8061	82.3866	72.3887	64.4481	52.3369	43.3827
February 15, 2009	316.2351	239.6803	189.9335	156.0028	132.2888	115.1913	102.4338	89.2436	76.0212	66.5355	59.2155	48.3132	40.3610
February 15, 2010	309.2075	225.7404	173.5718	138.3398	114.0969	96.9840	84.5535	72.1757	60.4567	52.5390	46.6678	38.1384	31.9679
February 15, 2011	302.8214	216.3509	161.8563	124.4723	98.2462	79.5280	66.0475	53.2208	42.3044	35.9640	31.7488	25.9747	21.8433
February 15, 2012	287.9348	196.9159	140.3041	101.4747	73.6247	53.3135	38.9457	26.6421	18.7575	15.6448	13.8992	11.4623	9.6583
February 15, 2013	271.7202	174.9766	117.0885	79.0816	50.3584	23.9624	2.3219	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
February 15, 2014	256.4005	147.2347	85.1518	51.0010	30.8884	14.5387	1.1196	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
February 15, 2015	248.5774	112.8060	7.8568	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     (i) The exact Make-Whole Acquisition Stock Prices and Make-Whole Acquisition Effective Dates may not be set forth on the table, in which case:

(A) if the Make-Whole Acquisition Stock Price is between two Make-Whole Acquisition Stock Price amounts on the table or the Make-Whole Acquisition Effective Dates are between two dates on the table, the number of Make-Whole Shares will be determined by straight-line interpolation between the number of Make-Whole Shares set forth for the higher and lower Make-Whole Acquisition Stock Price amounts and the two Make-Whole Acquisition Effective Dates, as applicable, based on a 365-day year;
(B) if the Make-Whole Acquisition Stock Price is in excess of $80.00 per share (subject to adjustment pursuant to Section 12), no Make-Whole Shares will be issued upon conversion of the Convertible Preferred Stock; and
(C) if the Make-Whole Acquisition Stock Price is less than $26.35 per share (subject to adjustment pursuant to Section 12), no Make-Whole Shares will be issued upon conversion of the Convertible Preferred Stock.
     (ii) The Make-Whole Acquisition Stock Prices set forth in the table above are subject to adjustment pursuant to Section 12 and shall be adjusted as of any date the Conversion Rate is adjusted. The adjusted Make-Whole Acquisition Stock Prices will equal the Make-Whole Acquisition Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Make-Whole Acquisition Stock Prices adjustment and the denominator of which is the Conversion Rate as so adjusted. Each of the number of Make-Whole Shares in the table shall also be subject to adjustment in the same manner as the Conversion Rate pursuant to Section 12.
     (c) Initial Make-Whole Acquisition Notice. On or before the twentieth day prior to the date on which the Company anticipates consummating the Make-Whole Acquisition (or, if later, promptly after the Company discovers that the Make-Whole Acquisition will occur), a written notice shall be sent by or on behalf of the Company, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Company. Such notice shall contain:
     (i) the date on which the Make-Whole Acquisition is anticipated to be effected, and whether such Make-Whole Acquisition is anticipated to be a Fundamental Change; and
     (ii) the date, which shall be 30 days after the anticipated Make-Whole Acquisition Effective Date, by which the Make-Whole Acquisition Conversion option must be exercised.
     (d) Second Make-Whole Acquisition Notice. On the Make-Whole Acquisition Effective Date, another written notice shall be sent by or on behalf of the Company, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Company. Such notice shall contain:
     (i) the date that shall be 30 days after the Make-Whole Acquisition Effective Date;

     (ii) the number of Make-Whole Shares and, if such Make-Whole Acquisition is a Fundamental Change, the Base Price;
     (iii) the amount of cash, securities and other consideration payable per share of Common Stock and Convertible Preferred Stock; and
     (iv) the instructions a Holder must follow to exercise its conversion option in connection with such Make-Whole Acquisition, including pursuant to Section 10, if applicable.
     (e) Make-Whole Acquisition Conversion Procedure. To exercise a Make-Whole Acquisition Conversion option, a Holder must, no later than 5:00 p.m., New York City time, on or before the date by which the Make-Whole Acquisition Conversion option must be exercised as specified in the notice delivered under clause (d) above, comply with the procedures set forth in Section 8(e) and indicate that it is exercising its Make-Whole Acquisition Conversion option.
     (f) Unconverted Shares Remain Outstanding. If a Holder does not elect to exercise the Make-Whole Acquisition Conversion option pursuant to this Section 9, the shares of Convertible Preferred Stock or successor security held by it will remain outstanding (subject to such Holder electing to exercise its Fundamental Change conversion option, if any, in accordance with Section 10).
     (g) Delivery Following Make-Whole Acquisition Conversion. Upon a Make-Whole Acquisition Conversion, the Conversion Agent shall, except as otherwise provided in the instructions provided by the Holder in the written notice provided to the Company or its successor as set forth in Section 8(d) above, deliver to the Holder such cash, securities or other property as are issuable with respect to Make-Whole Shares in the Make-Whole Acquisition.
     (h) Partial Make-Whole Acquisition Conversion. In the event that a Make-Whole Acquisition Conversion is effected with respect to shares of Convertible Preferred Stock or a successor security representing less than all the shares of Convertible Preferred Stock or a successor security held by a Holder, upon such Make-Whole Acquisition Conversion the Company or its successor shall execute and the Conversion Agent shall, unless otherwise instructed in writing, countersign and deliver to such Holder, at the expense of the Company or its successors, a certificate evidencing the shares of Convertible Preferred Stock or such successor security held by the Holder as to which a Make-Whole Acquisition Conversion was not effected.
Section 10. Conversion Upon Fundamental Change.
     (a) Fundamental Change Conversion. If the Reference Price in connection with a Make-Whole Acquisition is less than the Conversion Price (a “Fundamental Change”), a Holder may convert each share of Convertible Preferred Stock during the period beginning on the effective date of the Fundamental Change and ending on the date that is 30 days after the effective date of such Fundamental Change at an adjusted Conversion Price equal to the greater of (1) the Reference Price and (2) $18.45, subject to adjustment as described in clause (b) below (the “Base Price”).
     (b) Base Price Adjustment. The Base Price shall be adjusted as of any date the Conversion Rate of the Convertible Preferred Stock is adjusted pursuant to Section 12. The adjusted Base Price shall equal the Base Price applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Base Price adjustment and the denominator of which is the Conversion Rate as so adjusted.
     (c) Cash Alternative. In lieu of issuing Common Stock upon conversion in the event of a Fundamental Change, the Company may at its option, and if it obtains any necessary regulatory approval, pay an amount in cash (computed to the nearest cent) equal to the Reference Price for each share of Common Stock otherwise issuable upon conversion.
     (d) Fundamental Change Conversion Procedure. To exercise its conversion option upon a Fundamental Change, a Holder must, no later than 5:00 p.m., New York City time, on or before the date by which the conversion option upon the Fundamental Change must be exercised as specified in the notice delivered under Section 9(d) above, comply with the procedures set forth in Section 8(e) and indicate that it is exercising its Fundamental Change conversion option.
     (f) Unconverted Shares Remain Outstanding. If a Holder does not elect to exercise its conversion option upon a Fundamental Change pursuant to this Section 10, the shares of Convertible Preferred Stock or successor security held by it will remain outstanding (subject to such Holder electing to exercise its Make-Whole Acquisition Conversion option, if any, in accordance with Section 9).
     (g) Delivery Following Fundamental Change Conversion. Upon a conversion upon a Fundamental Change, the Conversion Agent shall, except as otherwise provided in the instructions provided by the Holder in the written notice provided to the Company or its successor as set forth in Section 8(d) above, deliver to the Holder such cash, securities or other property as are issuable with respect to the adjusted Conversion Price following the Fundamental Change.
     (h) Partial Fundamental Change Conversion. In the event that a conversion upon a Fundamental Change is effected with respect to shares of Convertible Preferred Stock or a successor security representing less than all the shares of Convertible Preferred Stock or a successor security held by a Holder, upon such conversion the Company or its successor shall execute and the Conversion Agent shall, unless otherwise instructed in writing, countersign and deliver to such Holder, at the expense of the Company, a certificate evidencing the shares of Convertible Preferred Stock or such successor security held by the Holder as to which a conversion upon a Fundamental Change was not effected.

Section 11. Conversion at the Option of the Company.
     (a) Company Conversion Right. On or after February 15, 2013, the Company shall have the right, at its option, at any time or from time to time to cause some or all of the Convertible Preferred Stock to be converted into shares of Common Stock at the then-applicable Conversion Rate if, for 20 Trading Days within any period of 30 consecutive Trading Days ending on the Trading Day preceding the date the Company delivers a Notice of Conversion at the Option of the Company, the Closing Price of the Common Stock exceeds 130% of the then-applicable Conversion Price of the Convertible Preferred Stock.
     (b) Partial Conversion. If the Company elects to cause less than all the shares of the Convertible Preferred Stock to be converted under clause (a) above, the Conversion Agent shall select the Convertible Preferred Stock to be converted on a pro rata basis, by lot or in such other manner as the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof determines to be fair and equitable. If the Conversion Agent selects a portion of a Holder’s Convertible Preferred Stock for partial conversion at the option of the Company and such Holder converts a portion of its shares of Convertible Preferred Stock, the converted portion will be deemed to be from the portion selected for conversion at the option of the Company under this Section 11.
     (c) Conversion Procedure. In order to exercise the conversion right described in this Section 11, the Company shall provide notice of such conversion to each Holder (such notice, a “Notice of Conversion at the Option of the Company”). The Conversion Date shall be a date selected by the Company (the “Conversion at the Option of the Company Date”) and shall be no more than 20 days after the date on which the Company provides such Notice of Conversion at the Option of the Company. In addition to any information required by applicable law or regulation, the Notice of Conversion at the Option of the Company shall state, as appropriate:
     (i) the Conversion at the Option of the Company Date;
     (ii) the number of shares of Common Stock to be issued upon conversion of each share of Convertible Preferred Stock and, if fewer than all the shares of a Holder are to be converted, the number of such shares to be converted; and
     (iii) the number of shares of Convertible Preferred Stock to be converted.
     (d) Optional Conversion of Concurrent Securities. If the Company exercises its optional conversion right with respect to some or all of the series of the Concurrent Securities, then the Company will select among the various series with respect to which it will exercise its conversion right on a pro rata basis, by lot or in such other manner as the Board of Directors of the Company, the Preferred Stock Committee or any duly authorized committee thereof may determine to be fair and equitable.
Section 12. Anti-Dilution Adjustments.
     (a) Adjustments. The Conversion Rate will be subject to adjustment, without duplication, under the following circumstances:

     (i) the issuance of Common Stock as a dividend or distribution to all holders of Common Stock, or a subdivision or combination of Common Stock, in which event the Conversion Rate will be adjusted based on the following formula:
       CR1 = CR0 x (OS1 / OS0)
       where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date
CR1	=	the Conversion Rate in effect immediately after the Record Date
OS0	=	the number of shares of Common Stock outstanding at the close of business on the Record Date prior to giving effect to such event
OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such event
     Notwithstanding the foregoing, no adjustment will be made for the issuance of Common Stock as a dividend or distribution to all holders of Common Stock that is made in lieu of a quarterly or annual cash dividend or distribution to such holders, to the extent such dividend or distribution does not exceed the applicable Dividend Threshold Amount. The amount of any such dividend or distribution will equal the number of such shares being issued multiplied by the average of the VWAP of the Common Stock over each of the five consecutive Trading Days prior to the Ex-date for such dividend or distribution.
     (ii) the issuance to all holders of Common Stock of certain rights or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights or warrants to purchase shares of Common Stock (or securities convertible into Common Stock) at less than (or having a conversion price per share less than) the Current Market Price as of the Record Date, in which event each Conversion Rate will be adjusted based on the following formula:
       CR1 = CR0 x (OS0 + X) / (OS0 + Y)
       where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date
CR1	=	the Conversion Rate in effect immediately after the Record Date
OS0	=	the number of shares of Common Stock outstanding at the close of business on the Record Date
X	=	the total number of shares of Common Stock issuable pursuant to such rights (or upon conversion of such securities)
Y	=	the aggregate price payable to exercise such rights (or the conversion price for such securities paid upon conversion) divided by the average of the VWAP of the Common Stock over each of the ten consecutive

Trading Days prior to the Business Day immediately preceding the announcement of the issuance of such rights
     However, the Conversion Rate will be readjusted to the extent that any such rights or warrants are not exercised prior to their expiration.
     (iii) the dividend or other distribution to all holders of Common Stock of shares of capital stock of the Company (other than common stock) or evidences of its indebtedness or its assets (excluding any dividend, distribution or issuance covered by clauses (i) or (ii) above or (iv) or (v) below) in which event the Conversion Rate will be adjusted based on the following formula:
       CR1 = CR0 x SP0 / (SP0 — FMV)
       where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date
CR1	=	the Conversion Rate in effect immediately after the Record Date
SP0	=	the Current Market Price as of the Record Date
FMV	=	the fair market value (as determined by the Board of Directors) on the Record Date of the shares of capital stock of the Company, evidences of indebtedness or assets so distributed, expressed as an amount per share of Common Stock
     However, if the transaction that gives rise to an adjustment pursuant to this clause (iii) is one pursuant to which the payment of a dividend or other distribution on Common Stock consists of shares of capital stock of the Company of, or similar equity interests in, a subsidiary or other business unit of ours, (i.e., a spin-off) that are, or, when issued, will be, traded on a U.S. securities exchange or quoted on the Nasdaq Capital Market, then the Conversion Rate will instead be adjusted based on the following formula:
       CR1 = CR0 x (FMV0 + MP0) / MP0
       where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date
CR1	=	the Conversion Rate in effect immediately after the Record Date
FMV0	=	the average of the VWAP of the capital stock of the Company or similar equity interests distributed to holders of Common Stock applicable to one share of Common Stock over each of the 10 consecutive Trading Days commencing on and including the third Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution on the NYSE or such other national or regional exchange or market on which Common Stock is then listed or quoted

MP0	=	the average of the VWAP of the Common Stock over each of the 10 consecutive Trading Days commencing on and including the third Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution on the NYSE or such other national or regional exchange or market on which Common Stock is then listed or quoted
     (iv) the Company makes a distribution consisting exclusively of cash to all holders of Common Stock, excluding (a) any cash dividend on Common Stock to the extent that the aggregate cash dividend per share of Common Stock does not exceed (i) $0.32 in any fiscal quarter in the case of a quarterly dividend or (ii) $1.28 in the prior twelve months in the case of an annual dividend (each such number, the “Dividend Threshold Amount”), (b) any cash that is distributed as part of a distribution referred to in clause (iii) above, and (c) any consideration payable in connection with a tender or exchange offer made by the Company or any its subsidiaries referred to in clause (v) below, in which event, the Conversion Rate will be adjusted based on the following formula:
       CR1 = CR0 x SP0 / (SP0 — C)
       where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date
CR1	=	the Conversion Rate in effect immediately after the Record Date
SP0	=	the Current Market Price as of the Record Date
C	=	the amount in cash per share the Company distributes to holders in the event of a regular quarterly or annual dividend, less the dividend threshold amount
     The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the Conversion Rate is adjusted, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the Conversion Rate pursuant to this clause (iv).
     (v) the Company or one or more of its subsidiaries make purchases of Common Stock pursuant to a tender offer or exchange offer by the Company or a subsidiary of the Company for Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Common Stock validly tendered or exchanged exceeds the VWAP per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the Conversion Rate will be adjusted based on the following formula:
       CR1 = CR0 x [(FMV + (SP1 x OS1)] / (SP1 x OS0)
       where,

CR0	=	the Conversion Rate in effect at the close of business on the expiration date
CR1	=	the Conversion Rate in effect immediately after the expiration date
FMV	=	the fair market value (as determined by the Board of Directors), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the “Purchased Shares”)
OS1	=	the number of shares of Common Stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”) less any Purchased Shares
OS0	=	the number of shares of Common Stock outstanding at the Expiration Time, including any Purchased Shares
SP1	=	the average of the VWAP of the Common Stock over each of the ten consecutive Trading Days commencing with the Trading Day immediately after the expiration date.
     (b) Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Company to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided further that any such adjustment of less than one percent that has not been made will be made upon (x) the end of each fiscal year of the Company, (y) the date of any notice of redemption of the Convertible Preferred Stock in accordance with the provisions hereof or any notice of a Make-Whole Acquisition and (z) any Conversion Date.
     (c) When No Adjustment Required.
     (i) Except as otherwise provided in this Section 12, the Conversion Rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing or for the repurchase of Common Stock.
     (ii) No adjustment of the Conversion Rate need be made as a result of: (A) the issuance of the rights; (B) the distribution of separate certificates representing the rights; (C) the exercise or redemption of the rights in accordance with any rights agreement; or (D) the termination or invalidation of the rights, in each case, pursuant to the Company’s stockholder rights plan existing on the date of hereof, as amended, modified, or supplemented from time to time, or any newly adopted stockholder rights plans; provided, however, that to the extent that the Company has a stockholder rights plan in effect on a Conversion Date (including the Company’s rights plan, if any, existing on the date hereof), the Holder shall receive, in addition to the shares of Common Stock, the rights under such rights plan, unless, prior to any such Conversion Date, the rights have separated from the Common Stock, in which case the Conversion Rate will be adjusted at the time of separation as if the Company made a distribution to all holders of Common Stock of shares of capital stock of the Company or evidences of its indebtedness or its assets as described in Section 12.01(a)(iii), subject to readjustment in the event of the expiration, termination or redemption of the rights.
(iii) No adjustment to the Conversion Rate need be made:
(A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Stock under any plan;
(B) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries; or
(C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the Convertible Preferred Stock was first issued.
     (iv) No adjustment to the Conversion Rate need be made for a transaction referred to in Section 12.01(a)(i), (ii), (iii), (iv) or (v) if Holders may participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction.
     (v) No adjustment to the Conversion Rate need be made for a change in the par value or no par value of the Common Stock.
     (vi) No adjustment to the Conversion Rate will be made to the extent that such adjustment would result in the Conversion Price being less than the par value of the Common Stock.
     (vii) Notwithstanding any other provision herein to the contrary, in the event of an adjustment pursuant to Section 12.01(a)(iv) or (v), in no event will the conversion rate following such adjustment exceed 1,897.4084, subject to adjustment pursuant to Section 12.01(a)(i), (ii) or (iii).
     (d) Record Date. For purposes of this Section 12, “Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).
     (e) Successive Adjustments. After an adjustment to the Conversion Rate under this Section 12, any subsequent event requiring an adjustment under this Section 12 shall cause an adjustment to such Conversion Rate as so adjusted.

     (f) Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 12 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder.
     (g) Other Adjustments. The Company may, but shall not be required to, make such increases in the Conversion Rate, in addition to those required by this Section, as the Board of Directors considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason.
     (h) Notice of Adjustments. Whenever a Conversion Rate is adjusted as provided under Section 12, the Company shall within 10 Business Days following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or the date the Company makes an adjustment pursuant to Section 12(g):
     (i) compute the adjusted applicable Conversion Rate in accordance with Section 12 and prepare and transmit to the Conversion Agent an Officers’ Certificate setting forth the applicable Conversion Rate, as the case may be, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and
     (ii) provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.
     (i) Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the applicable Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officers’ Certificate delivered pursuant to Section 12(h) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Convertible Preferred Stock; and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock pursuant to a the conversion of Convertible Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Company contained in this Section 12.
     (j) Fractional Shares. No fractional shares of Common Stock will be issued to holders of the Convertible Preferred Stock upon conversion. In lieu of fractional shares otherwise issuable, holders will be entitled to receive an amount in cash equal to the fraction of a share of

Common Stock, calculated on an aggregate basis in respect of the shares of Convertible Preferred Stock being converted, multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date.
Section 13. Adjustment for Reorganization Events.
     (a) Reorganization Events. In the event of:
     (1) any consolidation or merger of the Company with or into another person (other than a merger or consolidation in which the Company is the continuing corporation and in which the shares of Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities other property of the Company or another corporation);
     (2) any sale, transfer, lease or conveyance to another person of all or substantially all the property and assets of the Company; or
     (3) any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or any binding share exchange which reclassifies or changes its outstanding Common Stock;
     each of which is referred to as a “Reorganization Event,” each share of the Convertible Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the holders of the Convertible Preferred Stock, become convertible into the kind and amount of securities, cash and other property (the “Exchange Property”) receivable in such Reorganization Event (without any interest thereon, and without any right to dividends or distribution thereon which have a record date that is prior to the applicable Conversion Date) per share of Common Stock by a holder of Common Stock that is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person to the extent such Reorganization Event provides for different treatment of Common Stock held by Affiliates of the Company and non-Affiliates; provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person other than a Constituent Person or an Affiliate thereof, then for the purpose of this Section 13(a), the kind and amount of securities, cash and other property receivable upon such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make an election (or of all such holders if none make an election). On each Conversion Date following a Reorganization Event, the Conversion Rate then in effect will be applied to the value on such Conversion Date of such securities, cash or other property received per share of Common Stock, as determined in accordance with this Section 13.
     (b) Exchange Property Election. In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the holders of the shares of Common Stock that affirmatively make an election (or of all such holders if none make an election). The amount of

Exchange Property receivable upon conversion of any Convertible Preferred Stock in accordance with the terms hereof shall be determined based upon the Conversion Rate in effect on such Conversion Date.
     (c) Successive Reorganization Events. The above provisions of this Section 13 shall similarly apply to successive Reorganization Events and the provisions of Section 12 shall apply to any shares of capital stock of the Company (or any successor) received by the holders of the Common Stock in any such Reorganization Event.
     (d) Reorganization Event Notice. The Company (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 13.
Section 14. Voting Rights.
     (a) General. The Holders shall not be entitled to vote on any matter except as set forth in Section 14(b) below or as required by Delaware law.
     (b) Special Voting Right.
     (i) Voting Right. If and whenever dividends on the Convertible Preferred Stock or any other class or series of preferred stock that ranks on parity with Convertible Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 14(b)(i) have been conferred and are exercisable, have not been paid in an aggregate amount equal, as to any class or series, to at least six quarterly Dividend Periods (whether consecutive or not) (a “Nonpayment”), the number of directors constituting the Board of Directors shall be increased by two, and the Holders (together with holders of any class or series of the Company’s authorized preferred stock having equivalent voting rights), shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the Holders and the holders of any such other class or series shall not be entitled to elect such directors to the extent such election would cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors, and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the Holders and any other class or series of preferred stock that ranks on parity with the Convertible Preferred Stock as to payment of dividends and having equivalent voting rights is a “Preferred Stock Director.”

     (ii) Election. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any other class or series of stock of the Company that ranks on parity with Convertible Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 14(b)(i) above, the secretary of the Company may, and upon the written request of the Holders of at least 20% of the Convertible Preferred Stock or the holders of at least 20% of such other series (addressed to the secretary at the Company’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the Holders and any other class or series of preferred stock that ranks on parity with Convertible Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid for the election of the two directors to be elected by them as provided in Section 14(b)(iii) below. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.
     (iii) Notice of Special Meeting. Notice for a special meeting will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders. If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 14(b)(iii), and for that purpose will have access to the stock register of the Company. The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of the stockholders of the Company unless they have been previously terminated or removed pursuant to Section 14(b)(iv). In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by the vote of the Holders (together with holders of any other class of the Company’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.
     (iv) Termination; Removal. Whenever the Company has paid full dividends for at least four consecutive quarterly dividend periods following a Nonpayment on the Convertible Preferred Stock and any other class or series of non-cumulative preferred stock ranking on parity with Convertible Preferred Stock as to payment of dividends, if any, and has paid cumulative dividends in full on any class or series of cumulative preferred stock ranking on parity with the Convertible Preferred Stock as to payment of dividends (in each case, upon which equivalent voting rights to those set forth in Section 14(b)(iii) have been conferred and are exercisable), then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Stock Directors will immediately terminate, and the number of directors constituting the Board of

Directors will be reduced accordingly. Any Preferred Stock Director may be removed at any time without cause by the Holders of a majority of the outstanding shares of the Convertible Preferred Stock (together with holders of any other class of the Company’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 14(b).
     (c) Senior Issuances; Adverse Changes. So long as any shares of Convertible Preferred Stock are outstanding, the vote or consent of the Holders of at least two-thirds of the shares of Convertible Preferred Stock at the time outstanding, voting as a class with all other series of preferred stock ranking equally with the Convertible Preferred Stock and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:
     (i) any amendment, alteration or repeal of any provision of the Company’s certificate of incorporation (including the certificate of designation creating the Convertible Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, preferences or special rights of the Convertible Preferred Stock so as to affect them adversely;
     (ii) any amendment or alteration of the Company’s certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company’s capital stock ranking prior to the Convertible Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the Company; or
     (iii) the consummation of a binding share exchange or reclassification involving the Convertible Preferred Stock or a merger or consolidation of the Company with another entity, except that holders of Convertible Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Convertible Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation, the Company having received an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such merger or consolidation in the same amount, at the same time and otherwise in the same manner as would have been the case under the Convertible Preferred Stock prior to such merger or consolidation), and (ii) such Convertible Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Convertible Preferred Stock, taken as a whole;
     provided, however, that any increase in the amount of the authorized or issued Convertible Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Convertible Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Convertible Preferred Stock and Holders will have no right to vote on such an increase, creation or issuance.
     If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 14(c) would adversely affect one or more but not all series of preferred stock of the Company, then only such series of preferred stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a single class (in lieu of all other series of preferred stock).
     (d) No Vote if Redemption. No vote or consent of the Holders shall be required pursuant to Section 14(b) or (c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Company shall have redeemed or shall have called for redemption all outstanding shares of Convertible Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.
Section 15. Preemption.
     The Holders shall not have any rights of preemption.
Section 16. Rank.
     Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designation to the contrary, the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof, without the vote of the Holders, may authorize and issue additional shares of Junior Stock or Parity Stock.
Section 17. Repurchase.
     Subject to the limitations imposed herein, the Company may purchase and sell Convertible Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof may determine; provided, however, that the Company shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Company is, or by such purchase would be, rendered insolvent; provided, further, however, that in the event that the Company beneficially owns any Convertible Preferred Stock, the Company will procure that voting rights in respect of such Convertible Preferred Stock are not exercised.

Section 18. Unissued or Reacquired Shares.
     Shares of Convertible Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Company shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.
Section 19. No Sinking Fund.
     Shares of Convertible Preferred Stock are not subject to the operation of a sinking fund.
Section 20. Reservation of Common Stock.
     (a) Sufficient Shares. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Company, solely for issuance upon the conversion of shares of Convertible Preferred Stock as provided in this Certificate of Designation, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Convertible Preferred Stock then outstanding, assuming that the Conversion Price equaled the Base Price. For purposes of this Section 20(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Convertible Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.
     (b) Use of Acquired Shares. Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Convertible Preferred Stock, as herein provided, shares of Common Stock acquired by the Company (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).
     (c) Free and Clear Delivery. All shares of Common Stock delivered upon conversion of the Convertible Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).
     (d) Compliance with Law. Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Convertible Preferred Stock, the Company shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.
     (e) Listing. The Company hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Convertible Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system require the Company to defer the listing of such Common Stock until the first conversion of Convertible Preferred Stock into Common Stock in accordance with the provisions hereof, the Company covenants to list such Common Stock issuable upon conversion of the Convertible Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.
Section 21. Transfer Agent, Conversion Agent, Registrar and Paying Agent.
     The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Convertible Preferred Stock shall be The Bank of New York. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.
Section 22. Replacement Certificates.
     (a) Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.
     (b) Certificates Following Conversion. If physical certificates are issued, the Company shall not be required to issue any certificates representing the Convertible Preferred Stock on or after the applicable Conversion Date. In place of the delivery of a replacement certificate following the applicable Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock pursuant to the terms of the Convertible Preferred Stock formerly evidenced by the certificate.
Section 23. Form.
     (a) Global Preferred Stock. Convertible Preferred Stock may be issued in the form of one or more permanent global shares of Convertible Preferred Stock in definitive, fully registered form with a global legend in substantially the form attached hereto as Exhibit A (each, a “Global Preferred Stock”), which is hereby incorporated in and expressly made a part of this Certificate of Designation. The Global Preferred Stock may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). The aggregate number of shares represented by each Global Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. This Section 23(a) shall apply only to a Global Preferred Stock deposited with or on behalf of the Depositary.
     (b) Delivery to Depositary. If Global Preferred Stock is issued, the Company shall execute and the Registrar shall, in accordance with this Section, countersign and deliver initially one or more Global Preferred Stock that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to the Depositary or pursuant to instructions received from the Depositary or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar.
     (c) Agent Members. If Global Preferred Stock is issued, members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Designation with respect to any Global Preferred Stock held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary or under such Global Preferred Stock, and the Depositary may be treated by the Company, the Registrar and any agent of the Company or the Registrar as the absolute owner of such Global Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Registrar or any agent of the Company or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Stock. If Global Preferred Stock is issued, the Depositary may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Convertible Preferred Stock, this Certificate of Designation or the Certificate of Incorporation.
     (d) Physical Certificates. Owners of beneficial interests in any Global Preferred Stock shall not be entitled to receive physical delivery of certificated shares of Convertible Preferred Stock, unless (x) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for the Global Preferred Stock and the Company does not appoint a qualified replacement for the Depositary within 90 days, (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Company does not appoint a qualified replacement for the Depositary within 90 days or (z) the Company decides to discontinue the use of book-entry transfer through the Depositary. In any such case, the Global Preferred Stock shall be exchanged in whole for definitive shares of Convertible Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation Preference. Such definitive shares of Convertible Preferred Stock shall be registered in the name or names of the Person or Persons specified by the Depositary in a written instrument to the Registrar.
     (e) Signature. An Officer shall sign any Global Preferred Stock for the Company, in accordance with the Company’s by-laws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Global Preferred Stock no longer holds that office at the time the Transfer Agent countersigned the Global Preferred Stock, the Global Preferred Stock shall be valid nevertheless. A Global Preferred Stock shall not be valid until an authorized signatory of the Transfer Agent manually countersigns Global Preferred Stock. Each Global Preferred Stock shall be dated the date of its countersignature.

Section 24. Taxes.
     (a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Convertible Preferred Stock or shares of Common Stock or other securities issued on account of Convertible Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Convertible Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Convertible Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.
     (b) Withholding. All payments and distributions (or deemed distributions) on the shares of Convertible Preferred Stock (and on the shares of Common Stock received upon their conversion) shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.
Section 25. Notices.
     All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designation) with postage prepaid, addressed: (i) if to the Company, to its office at 399 Park Avenue, New York, New York 10043 (Attention: Corporate Secretary) or to the Transfer Agent at its office at 101 Barclay Street, New York, NY 10286 (Attention: Corporate Trust Office), or other agent of the Company designated as permitted by this Certificate of Designation, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

IN WITNESS WHEREOF, this Certificate of Designation has been executed on behalf of the Company by its Treasurer and Head of Corporate Finance this 18th day of January, 2008.

CITIGROUP INC.

By:	/s/ Zion Shohet
Name:	Zion Shohet
Title:	Treasurer and Head of Corporate Finance
Certificate of Designation
Series J

Exhibit A
FORM OF
7% NON-CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES J
FACE OF SECURITY
[THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FORM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. THIS INSTRUMENT IS ISSUED PURSUANT TO AND SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF AN INVESTMENT AGREEMENT, DATED JANUARY 14, 2008, BETWEEN CITIGROUP INC. AND THE INVESTOR REFERRED TO THEREIN, A COPY OF WHICH IS ON FILE WITH CITIGROUP INC. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT.]
[IF GLOBAL SECURITY IS ISSUED: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATION REFERRED TO BELOW.]
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.

Certificate Number 1	Number of Shares of Series J Convertible Preferred Stock
CITIGROUP INC.
7% Non-Cumulative Convertible Preferred Stock, Series J
(par value $1.00 per share)
(liquidation preference $50,000 per share)
     Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that [          ] (the “Holder”), is the registered owner of [          ]1 [          , or such number as is indicated in the records of the Registrar and the Depository,]2 fully paid and non-assessable shares of the Company’s designated 7% Non-Cumulative Convertible Preferred Stock, Series J, with a par value of $1.00 per share and a liquidation preference of $50,000 per share (the “Series J Convertible Preferred Stock”). The shares of Series J Convertible Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series J Convertible Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designation dated January 18, 2008 as the same may be amended from time to time (the “Certificate of Designation”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designation. The Company will provide a copy of the Certificate of Designation to a Holder without charge upon written request to the Company at its principal place of business.
     Reference is hereby made to select provisions of the Series J Convertible Preferred Stock set forth on the reverse hereof, and to the Certificate of Designation, which select provisions and the Certificate of Designation shall for all purposes have the same effect as if set forth at this place.
     Upon receipt of this certificate, the Holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.
     Unless the Registrar has properly countersigned, these shares of Series J Convertible Preferred Stock shall not be entitled to any benefit under the Certificate of Designation or be valid or obligatory for any purpose.
IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by its [Title] this       day of                     ,       .

CITIGROUP INC.

By:
Name:
Title:

[1]	This phrase should be included only if the share certificate evidences certificated shares of Convertible Preferred Stock.

[2]	This phrase should be included only if the share certificate evidences Global Preferred Stock.

REGISTRAR’S COUNTERSIGNATURE
     These are shares of Series J Convertible Preferred Stock referred to in the within-mentioned Certificate of Designation.
Dated:

THE BANK OF NEW YORK, as Registrar

By:
Name:
Title:

REVERSE OF CERTIFICATE
     Dividends on each share of Series J Convertible Preferred Stock shall be payable at the rate provided in the Certificate of Designation.
     The shares of Series J Convertible Preferred Stock shall be convertible in the manner and accordance with the terms set forth in the Certificate of Designation.
     The shares of Series J Convertible Preferred Stock shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designation.
     The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.
ASSIGNMENT
     FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series J Convertible Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer the shares of Series J Convertible Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:
Signature:

(Sign exactly as your name appears on the other side of this Certificate)
Signature Guarantee:
(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

A-4